Exhibit 99.1

Donaldson Company Reports Second Quarter 2019 Earnings

Donaldson achieves record second quarter sales and EPS1
Second quarter 2019 sales increased 5.9 percent from 2018, or 8.6 percent in constant currency
Donaldson’s fiscal 2019 forecast reflects a year-over-year sales increase of 5 to 9 percent and an operating margin increase of 0.4 to 0.8 percentage points

MINNEAPOLIS (March 6, 2019) - Donaldson Company, Inc. (NYSE: DCI) today reported record second quarter net earnings of $60.1 million, compared with a loss of $52.9 million in 2018. The current- and prior-year periods included tax expense of $0.4 million and $109.7 million, respectively, related to the Federal Tax Cuts and Jobs Act (TCJA).2 Excluding these impacts, second quarter 2019 adjusted EPS3 increased 9.3 percent to $0.47 from $0.43 in 2018. The tables attached to this press release include a reconciliation of GAAP to non-GAAP measures.

“We delivered second quarter sales and earnings records, with benefits from execution of our strategic priorities and expense leverage more than offsetting the impacts from volatility within the quarter related to market conditions and currency,” said Tod Carpenter, chairman, president and chief executive officer. “As we move through the cycle, we naturally expect the pace of growth in certain businesses will moderate; however, uneven demand during the past quarter, including a sharp and broad-based slowdown in December, resulted in some adjustments to our full-year forecast.

“Despite these adjustments, which were influenced by currency translation and uncertainty from macro-factors like global trade and the political environment, we remain on pace to deliver record sales and EPS in fiscal 2019. In addition to strong top- and bottom-line results, we continue to forecast growth in operating margin as our focused approach to expense management allows us to generate incremental levels of profitability while funding our strategic priorities.

“We see excellent opportunities to expand our core products and technologies into new and emerging markets, with strength in innovative air and fuel products, process filtration and growth in China reflective of our progress. Our incremental investments in technology development and capacity expansion extend these opportunities, further building on our reputation as a leader in the global filtration industry while enhancing our profit margin. I want to thank our employees for their commitment and strong execution of our strategic priorities, and I am confident that we are well-positioned to create long-term value for our customers and shareholders.”

_____________________________________________________________________________________________________
1 All earnings per share figures refer to diluted earnings per share.
2 See the “Accounting Considerations” section for more information about the TCJA and adoption of new accounting standards.
3 Adjusted earnings are a non-GAAP financial measure that exclude the impact of certain items not related to ongoing operations.

Performance Overview

Second quarter 2019 sales increased 5.9 percent to $703.7 million from $664.7 million in second quarter 2018. Included within the year-over-year change are the following items:

•	Currency translation negatively impacted sales by approximately 2.7 percentage points,

•	The acquisition of BOFA International LTD (BOFA), which was completed during first quarter 2019, added approximately 1.4 percentage points,

•	Price increases added approximately 1.3 percentage points, and

•	Adoption of the revenue recognition accounting standard added approximately 0.3 percentage points.

Second quarter 2019 sales of Engine Products (Engine) increased 6.0 percent from last year, or 8.6 percent in constant currency. The revenue recognition accounting change added approximately 0.5 percent to Engine’s growth rate. Engine results reflect broad geographic strength in Aftermarket, combined with strong On-Road growth in the U.S./CA and APAC regions. Sales of Aerospace and Defense benefitted from ground defense orders. Off-Road sales performance varied by geography, with strong year-over-year growth in EMEA offset by declines in the U.S./CA and LATAM regions.

Second quarter 2019 sales of Industrial Products (Industrial) increased 5.6 percent from last year, or 8.4 percent in constant currency. Sales of Industrial Filtration Solutions (IFS) increased 13.5 percent, reflecting growth in all major regions and including a benefit of approximately 6.5 percent from BOFA. Sales of Gas Turbine Systems (GTS) declined, due in large part to declining volume of large turbine projects, while Special Applications (SA) sales were down, due primarily to declining sales of Disk Drive filters.

	Three Months Ended		Six Months Ended
	January 31, 2019		January 31, 2019
	Reported % Change	Constant Currency % Change	Reported % Change	Constant Currency % Change

Off-Road	0.0%	2.7%	0.8%	3.1%
On-Road	22.0	23.8	29.6	31.4
Aftermarket	5.8	8.6	6.5	9.1
Aerospace and Defense	5.0	6.8	8.3	9.7
Total Engine Products segment	6.0%	8.6%	7.4%	9.8%

Industrial Filtration Solutions	13.5%	16.8%	12.3%	14.9%
Gas Turbine Systems	(16.7)	(15.4)	(10.6)	(9.6)
Special Applications	(3.6)	(1.4)	2.4	4.1
Total Industrial Products segment	5.6%	8.4%	7.1%	9.3%

Total Company	5.9%	8.6%	7.3%	9.6%

Second quarter 2019 operating income as a rate of sales (operating margin) was 12.1 percent, consistent with the prior year,4 or up 0.1 percentage point when adjusting for the impact of the revenue recognition accounting change.

Second quarter gross margin of 32.0 percent was below the prior year by 0.9 percentage points, or 0.7 percentage points when adjusting for the impact from the revenue recognition accounting change. Second quarter 2019 gross margin was negatively impacted by higher raw materials and supply chain costs, combined with an unfavorable mix of sales, partially offset by price increases. Operating expense as a percent of sales improved 1.0 percentage points to 19.9 percent from 20.9 percent in 2018, reflecting lower incentive compensation expense and leverage on increasing sales, partially offset by higher salary expense.

Other income declined to $0.7 million in second quarter 2019 from $1.4 million in 2018, due primarily to performance at Donaldson’s joint ventures. Second quarter interest expense was $5.3 million, compared with $5.1 million in 2018. Excluding the tax expense impacts from the TCJA in the current- and prior-year periods, the second quarter 2019 adjusted tax rate declined to 24.8 percent from 25.7 percent last year, driven primarily by a lower U.S. corporate tax rate.

During second quarter 2019, Donaldson repurchased 450 thousand shares, or 0.3 percent, of its common stock at an average price of $46.87 for a total investment of $21.1 million. Donaldson paid dividends during the second quarter of $24.3 million. Year to date, the Company paid $102.0 million to repurchase shares and $48.7 million of dividends.
Fiscal 2019 Outlook5

Donaldson now expects full-year 2019 EPS between $2.27 and $2.41, compared with prior guidance of $2.31 to $2.45. The Company is now projecting fiscal 2019 sales to increase between 5 and 9 percent, including a currency headwind of approximately 3 percent and sales contribution from BOFA of approximately 1 percent. The revised 2019 sales forecast is 2 percentage points below prior guidance, with incremental currency headwinds and business performance each accounting for approximately half of the change.

Fiscal 2019 Engine sales are now projected to increase between 6 and 10 percent, or 1 percentage point below prior guidance. The change is due primarily to an incremental impact from currency translation, which is now expected to reduce full-year Engine sales by 3 percent. The revenue recognition accounting change is still expected to add approximately 1 percent to Engine sales, and all business units within Engine are expected to increase from the prior year. Compared with prior guidance, the Aerospace and Defense sales forecast was increased, On-Road is unchanged and the projected growth rates for Aftermarket and Off-Road were lowered.

_____________________________________________________________________________________________________
4 Prior-period rates reflect adoption of the pension accounting standard beginning in fiscal 2019.
5 Fiscal 2019 guidance for revenue, operating margin and other income conforms to the adoption of new FASB standards related to revenue recognition and pension accounting.

Fiscal 2019 Industrial sales are now projected to increase between 4 and 8 percent, or 3 percentage points below prior guidance. The change reflects updated forecasts for IFS and SA, combined with an incremental impact from currency translation, which is now expected to reduce full-year Industrial sales by 3 percent instead of 2 percent. BOFA is still projected to add 4 percent to Industrial sales. Compared with prior guidance, the GTS forecast is unchanged, the growth rate of IFS was lowered and sales of SA are now expected to decline.

Donaldson continues to project full-year 2019 operating margin between 14.2 and 14.6 percent, an increase of 0.4 to 0.8 percentage points from 2018. Adoption of the revenue recognition standard dilutes the year-over-year change by approximately 0.1 percentage point, or approximately 0.2 percentage points for gross margin.

The Company’s full-year 2019 interest expense forecast declined to $21 million from $23 million, while the other income forecast is now $5 million to $9 million, versus prior guidance of $12 million to $16 million. Donaldson’s fiscal 2019 effective income tax rate is now forecast between 24.4 and 26.4 percent, or 0.3 percentage points below prior guidance.

The Company continues to forecast fiscal 2019 capital expenditures of $130 million to $150 million and cash conversion between 60 and 75 percent. Donaldson remains committed to repurchasing approximately 2 percent of its outstanding shares during fiscal 2019.

Accounting Considerations

On August 1, 2018, Donaldson adopted the FASB standards ASU 2014-09, Revenue from Contracts with Customers (“revenue recognition”), and ASU 2017-07, Compensation - Retirement Benefits (“pension accounting”).

Donaldson elected to adopt the new revenue recognition standard using the modified retrospective method; therefore, fiscal 2019 results will be presented in conformity with the new standard, while results prior to August 1, 2018, will conform to the previous standard. Adoption of the new standard resulted in additional sales in second quarter and year-to-date 2019 of $2.3 million and $6.6 million, respectively, and a reduction to gross profit of $0.5 million and $0.6 million, respectively. The net effect of the new accounting standard was a 0.2 percentage point reduction to second quarter and year-to-date 2019 gross margin when compared to the rates reported for both periods in the prior fiscal year.

Under the new pension accounting standard, Donaldson will continue to report the service component of retirement costs in operating income and the non-service components will now be reported in other income. The new standard requires use of a retrospective method in accounting for the change; therefore, results in all periods presented will conform with the new standard. Restating fiscal 2018 results reduces full-year 2018 operating margin by approximately 0.1 percentage point, reflecting a decline of 0.2 percentage points in each of the first three quarters, while the restated fourth quarter 2018 operating margin increases by approximately 0.2 percentage points. These adjustments are offset by a corresponding change to other income.

Following the TCJA, the Company engaged in additional efforts related to global cash optimization. TCJA-related matters resulted in a second quarter 2019 tax expense of $0.4 million and a year-to-date benefit of $0.4 million. In second quarter 2018, the Company incurred TCJA charges of $109.7 million related to the deemed repatriation of undistributed foreign earnings and the re-measurement of Donaldson’s net deferred tax assets. The fiscal 2019 and 2018 amounts are excluded from the Company’s calculation of adjusted earnings.

Miscellaneous

The Company will webcast its second quarter 2019 earnings conference call today at 9:00 a.m. CST. To listen to the webcast, visit the Events & Presentations section of Donaldson’s Investor Relations website (IR.Donaldson.com), and click on the “Listen to Webcast” option. The webcast replay will become available at approximately 12:00 p.m. CST today.

Donaldson will also be hosting an Investor Day on April 9, 2019, at the New York Stock Exchange. The Company will provide a live webcast of the event, with management’s formal presentation beginning at 8:30 a.m. EDT. More information can be found on Donaldson’s Investor Relations website.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” “plan,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, economic and industrial market conditions worldwide; the Company's ability to maintain certain competitive advantages; threats from disruptive innovation; pricing pressures; the Company's ability to protect and enforce its intellectual property rights; the difficulties in operating globally; customer concentration in certain cyclical industries; unavailable raw materials or material cost inflation; inability of operations to meet customer demand; difficulties with information technology systems and security; foreign currency fluctuations; governmental laws and regulations; changes in tax laws and regulations and results of examinations; the Company's ability to attract and retain qualified personnel; changes in capital and credit markets; execution of the Company's acquisition strategy; the possibility of intangible asset impairment; the Company’s ability to manage productivity improvements; unexpected events and the disruption on operations; the Company's ability to maintain an effective system of internal control over financial reporting. These and other risks and uncertainties are described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2018. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them unless otherwise required by law. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-Q.

About Donaldson Company

Founded in 1915, Donaldson Company is a global leader in the filtration industry with sales, manufacturing and distribution locations around the world. Donaldson’s innovative technologies are designed to solve complex filtration challenges and enhance customers’ equipment performance. For more information, visit www.Donaldson.com.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	January 31,			January 31,

	2019	2018	Change	2019	2018	Change

Net sales	$703.7	$664.7	5.9%	$1,405.1	$1,309.5	7.3%
Cost of sales	478.3	445.8	7.3	941.3	866.3	8.7
Gross profit	225.4	218.9	3.0	463.8	443.2	4.6
Operating expenses	140.3	138.8	1.1	280.0	274.0	2.2
Operating income	85.1	80.1	6.2	183.8	169.2	8.5
Interest expense	5.3	5.1	6.1	9.5	10.3	(7.6)
Other income, net	(0.7)	(1.4)	(51.0)	(2.6)	(2.2)	27.8
Earnings before income taxes	80.5	76.4	5.2	176.9	161.1	9.8
Income taxes	20.4	129.3	(84.3)	43.0	153.1	(71.9)
Net earnings (loss)	$60.1	$(52.9)	213.7%	$133.9	$8.0	1,574.7%

Weighted average shares – basic	128.3	130.6	(1.8)%	128.6	130.7	(1.6)%
Weighted average shares – diluted	130.0	130.6	(0.5)%	130.6	132.8	(1.7)%
Net earnings (loss) per share – basic	$0.47	$(0.40)	217.5%	$1.04	$0.06	1,633.3%
Net earnings (loss) per share – diluted	$0.46	$(0.40)	215.0%	$1.03	$0.06	1,616.7%

Dividends paid per share	$0.19	$0.18	5.6%	$0.38	$0.36	5.6%

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	January 31,	July 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$191.2	$204.7
Accounts receivable, net	515.3	534.6
Inventories, net	365.6	334.1
Prepaid expenses and other current assets	85.6	52.3
Total current assets	1,157.7	1,125.7
Property, plant and equipment, net	552.5	509.3
Goodwill	310.5	238.4
Intangible assets, net	77.5	35.6
Deferred income taxes	15.4	19.2
Other long-term assets	52.7	48.4
Total assets	$2,166.3	$1,976.6

Liabilities and shareholders' equity
Current liabilities:
Short-term borrowings	$50.4	$28.2
Current maturities of long-term debt	15.6	15.3
Trade accounts payable	226.7	201.3
Other current liabilities	200.4	224.6
Total current liabilities	493.1	469.4
Long-term debt	632.5	499.6
Non-current income taxes payable	101.3	105.3
Deferred income taxes	14.8	4.2
Other long-term liabilities	38.9	40.3
Total liabilities	1,280.6	1,118.8

Redeemable non-controlling interest	13.1	—

Total shareholders' equity	872.6	857.8
Total liabilities & shareholders' equity	$2,166.3	$1,976.6

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	January 31,
	2019	2018
Operating Activities
Net earnings	$133.9	$8.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	39.2	37.9
Deferred income taxes	4.9	7.0
Stock-based compensation expense	10.6	9.6
Other, net	(2.1)	(1.3)
Changes in operating assets and liabilities, excluding effect of acquired businesses	(43.7)	48.6
Net cash provided by operating activities	142.8	109.8

Investing Activities
Net expenditures on property, plant and equipment	(67.1)	(45.8)
Acquisitions, net of cash acquired	(96.0)	0.8
Net cash used in investing activities	(163.1)	(45.0)

Financing Activities
Proceeds from long-term debt	145.0	140.0
Repayments of long-term debt	(24.6)	(60.2)
Change in short-term borrowings	22.6	(4.1)
Purchase of treasury stock	(102.0)	(62.9)
Dividends paid	(48.7)	(46.8)
Tax withholding for stock compensation transactions	(3.6)	(2.2)
Exercise of stock options	17.3	13.6
Net cash provided by (used in) financing activities	6.0	(22.6)
Effect of exchange rate changes on cash	0.8	11.6
(Decrease) increase in cash and cash equivalents	(13.5)	53.8
Cash and cash equivalents, beginning of period	204.7	308.4
Cash and cash equivalents, end of period	$191.2	$362.2

CONSOLIDATED RATE ANALYSIS
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2019	2018	2019	2018

Gross margin	32.0%	32.9%	33.0%	33.8%

Operating expenses rate	19.9%	20.9%	19.9%	20.9%

Operating income rate	12.1%	12.1%	13.1%	12.9%

Effective tax rate	25.3%	169.2%	24.3%	95.0%

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2019	2018	2019	2018
ADJUSTED RATES
Gross margin	32.0%	32.9%	33.0%	33.8%

Operating expenses rate	19.9%	20.9%	19.9%	20.9%

Operating income rate	12.1%	12.1%	13.1%	12.9%

Effective tax rate	24.8%	25.7%	24.5%	26.9%

Note: Rate analysis metrics are computed by dividing the applicable amount by net sales. Adjusted rates are non-GAAP measures; see Reconciliation of Non-GAAP Financial Measures schedule for additional information.

SEGMENT DETAIL
(In millions)
(Unaudited)

	Three Months Ended January 31,			Six Months Ended January 31,
	2019	2018	Change	2019	2018	Change
NET SALES
Engine Products segment
Off-Road	$79.0	$78.9	0.0%	$155.2	$153.9	0.8%
On-Road	42.8	35.2	22.0	88.7	68.5	29.6
Aftermarket	321.1	303.5	5.8	652.3	612.6	6.5
Aerospace and Defense	26.1	24.8	5.0	53.7	49.5	8.3
Total Engine Products segment	$469.0	$442.4	6.0%	$949.9	$884.5	7.4%

Industrial Products segment
Industrial Filtration Solutions	$164.6	$145.1	13.5%	$314.0	$279.6	12.3%
Gas Turbine Systems	27.5	33.0	(16.7)	53.0	59.3	(10.6)
Special Applications	42.6	44.2	(3.6)	88.2	86.1	2.4
Total Industrial Products segment	$234.7	$222.3	5.6%	$455.2	$425.0	7.1%

Total Company	$703.7	$664.7	5.9%	$1,405.1	$1,309.5	7.3%

EARNINGS BEFORE INCOME TAXES
Engine Products segment	$53.2	$53.9	(1.2)%	$117.1	$116.6	0.4%
Industrial Products segment	32.2	31.9	1.0	68.8	61.3	12.3
Corporate and Unallocated	(4.9)	(9.4)	46.5	(9.0)	(16.8)	46.6
Total Company	$80.5	$76.4	5.2%	$176.9	$161.1	9.8%

EARNINGS BEFORE INCOME TAXES %
Engine Products segment	11.3%	12.2%	(0.9)	12.3%	13.2%	(0.9)
Industrial Products segment	13.7%	14.3%	(0.6)	15.1%	14.4%	0.7

Note: Percentage is calculated by dividing earnings before income taxes by sales.

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, AS REPORTED
(Unaudited)

	Three Months Ended January 31, 2019
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	0.0%	(5.3)%	11.0%	(0.1)%	(46.7)%
On-Road	22.0	32.0	(7.1)	22.6	(20.9)
Aftermarket	5.8	5.6	4.2	4.0	11.8
Aerospace and Defense	5.0	1.3	11.7	24.4
Total Engine Products segment	6.0%	6.1%	5.8%	5.4%	7.3%

Industrial Products segment
Industrial Filtration Solutions	13.5%	14.5%	15.1%	3.2%	34.6%
Gas Turbine Systems	(16.7)	(22.9)	1.2	(39.1)	(33.4)
Special Applications	(3.6)	16.4	1.6	(7.2)	7.3
Total Industrial Products segment	5.6%	6.9%	11.5%	(5.0)%	24.0%

Total Company	5.9%	6.3%	8.0%	0.9%	10.0%

	Six Months Ended January 31, 2019
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	0.8%	(7.0)%	11.3%	6.8%	(51.9)%
On-Road	29.6	37.8	7.3	30.8	(20.5)
Aftermarket	6.5	9.2	2.2	4.8	7.8
Aerospace and Defense	8.3	7.4	10.5	(3.4)
Total Engine Products segment	7.4%	9.3%	5.1%	8.2%	3.2%

Industrial Products segment
Industrial Filtration Solutions	12.3%	12.0%	11.8%	12.8%	18.0%
Gas Turbine Systems	(10.6)	(13.7)	9.7	(41.7)	(36.5)
Special Applications	2.4	15.9	1.4	1.0	5.2
Total Industrial Products segment	7.1%	7.2%	10.4%	2.8%	9.3%

Total Company	7.3%	8.8%	7.1%	5.9%	4.2%

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, CONSTANT CURRENCY
(Unaudited)

	Three Months Ended January 31, 2019
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	2.7%	(5.3)%	16.3%	3.0%	(41.9)%
On-Road	23.8	32.0	(2.4)	26.0	(17.0)
Aftermarket	8.6	5.6	9.8	8.7	16.2
Aerospace and Defense	6.8	1.3	17.3	30.2
Total Engine Products segment	8.6%	6.1%	11.3%	9.6%	11.6%

Industrial Products segment
Industrial Filtration Solutions	16.8%	14.5%	20.8%	6.8%	41.4%
Gas Turbine Systems	(15.4)	(22.9)	2.8	(34.5)	(33.0)
Special Applications	(1.4)	16.4	6.3	(5.4)	16.5
Total Industrial Products segment	8.4%	6.9%	16.4%	(2.2)%	29.9%

Total Company	8.6%	6.3%	13.3%	4.4%	14.6%

	Six Months Ended January 31, 2019
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	3.1%	(7.0)%	15.3%	10.0%	(46.6)%
On-Road	31.4	37.8	11.3	34.6	(15.3)
Aftermarket	9.1	9.2	6.3	9.8	12.8
Aerospace and Defense	9.7	7.4	14.5	0.4
Total Engine Products segment	9.8%	9.3%	9.2%	12.7%	8.3%

Industrial Products segment
Industrial Filtration Solutions	14.9%	12.0%	16.1%	16.5%	23.1%
Gas Turbine Systems	(9.6)	(13.7)	11.2	(37.7)	(36.3)
Special Applications	4.1	15.9	4.8	2.4	17.8
Total Industrial Products segment	9.3%	7.2%	14.3%	5.4%	13.9%

Total Company	9.6%	8.8%	11.1%	9.5%	9.1%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	January 31,			January 31,
	2019		2018	2019		2018

Net cash provided by operating activities	$79.5		$45.9	$142.8		$109.8
Net capital expenditures	(38.9)		(25.9)	(67.1)		(45.8)
Free cash flow	$40.6		$20.0	$75.7		$64.0

Net earnings (loss)	$60.1		$(52.9)	$133.9		$8.0
Income taxes	20.4		129.3	43.0		153.1
Interest expense	5.3		5.1	9.5		10.3
Depreciation and amortization	19.9		19.0	39.2		37.9
EBITDA	$105.7		$100.5	$225.6		$209.3

Net earnings (loss)	$60.1		$(52.9)	$133.9		$8.0
Tax expense (benefit) for Federal Tax Cuts and Jobs Act	0.4	(a)	109.7	(0.4)	(a)	109.7
Adjusted net earnings	$60.5		$56.8	$133.5		$117.7

Diluted EPS	$0.46		$(0.40)	$1.03		$0.06
Tax expense (benefit) for Federal Tax Cuts and Jobs Act	0.01	(a)	0.83	(0.01)	(a)	0.83
Adjusted diluted EPS	$0.47		$0.43	$1.02		$0.89

(a) See the “Accounting Considerations” section of this press release for additional information.

Although free cash flow, EBITDA, adjusted net earnings, adjusted diluted EPS and adjusted effective tax rate are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. The Company evaluates its results of operations both on an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations. The Company calculates constant currency percentages by converting its current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to its prior period reported results. The adjusted basis presentation excludes the impact of certain matters not related to the Company's ongoing operations. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.